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                                                                    EXHIBIT 99.3

                        FORM OF EXCHANGE AGENT AGREEMENT

July 25, 2001

Bankers Trust Company
c/o BT Services Tennessee, Inc.
P.O. Box 292737
Nashville, TN 37229-2737
Attention: Reorganization Unit

DEXIA Banque Internationale a Luxembourg S.A.
69, route d'Esch
L-2953 Luxembourg
Attention: Transactional Execution Group

Ladies and Gentlemen:

    HQI Transelec Chile S.A. a stock corporation (sociedad anonima) organized under the laws of the Republic of Chile (the "Company"), is offering to exchange (the "Exchange Offer") its unregistered 7?% Senior Notes due 2011 (the "Old Notes") of which $465,000,000 aggregate principal amount is outstanding for an equal principal amount of its registered 7?% Senior Notes due 2011 (the "New Notes"; together with the Old Notes, the "Notes"), pursuant to a prospectus (the "Prospectus") included in the Company's Registration Statement on Form F-4 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") and attached hereto as Exhibit A. The Term "Expiration Date" shall mean 5:00 p.m., New York City time, on August 24, 2001, unless the Exchange Offer is extended as provided in the Prospectus, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Upon execution of this Agreement, Bankers Trust Company will act as the Principal Exchange Agent for the Exchange Offer (the "Principal Exchange Agent") and DEXIA Banque Internationale a Luxembourg will act as Luxembourg Exchange Agent for the Exchange Offer (the "Luxembourg Exchange Agent"). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Prospectus.

    A copy of each of the form of letter of transmittal (the "Letter of Transmittal"), the form of the notice of guaranteed delivery (the "Notice of Guaranteed Delivery"), the form of letter to brokers and the form of letter to clients (collectively, the "Tender Documents") to be used by holders of Old Notes in order to receive New Notes pursuant to the Exchange Offer are attached hereto as Exhibit B.

    The Company hereby appoints Bankers Trust Company to act as Principal Exchange Agent and DEXIA Banque Internationale a Luxembourg to act as Luxembourg Exchange Agent (collectively, the "Exchange Agents") in connection with the Exchange Offer. In carrying out your respective duties as an Exchange Agent, you are to act in accordance with the following provisions of this Agreement:

1. The Principal Exchange Agent is to mail the Prospectus and the Tender Documents to all of the holders of the Old Notes and participants on the day that it is notified by the Company that the Registration Statement has become effective under the Securities Act of 1933, as amended, or as soon as practicable thereafter, and to make subsequent mailings thereof after the date thereof and to any persons who become holders of the Old Notes prior to the Expiration Date and to any persons as may from time to time be requested by the Company. All mailings pursuant to this Section 1 shall be by first class mail, postage prepaid, unless otherwise specified by the Company. The Principal Exchange Agent shall also accept and comply with telephone requests for information relating to the Exchange Offer provided that such information shall relate only to the procedures for tendering Old Notes in (or withdrawing tenders of Old Notes from) the Exchange Offer. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Investor Relations Officer, Santa Rosa 76, Piso 9, Santiago, Chile, (56-2) 630-7000.

2. The Luxembourg Exchange Agent shall act as intermediary between the holders of the Old Notes and the Principal Exchange Agent and will forward all documents and requests for information received by the Luxembourg Exchange Agent in connection with the Exchange Offer to the Principal Exchange Agent. In
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    addition, the Luxembourg Exchange Agent will hold the Tender Documents and respond to requests for the Tender Documents from holders of the Old Notes.

3. The Principal Exchange Agent is to examine Letters of Transmittal and the Old Notes and other documents delivered or mailed to you, by or for the holders of the Old Notes, prior to the Expiration Date, to ascertain whether
    (i) the Letters of Transmittal are properly executed and completed in accordance with the instructions set forth therein, (ii) the Old Notes are in proper form for transfer and (iii) all other documents submitted to you are in proper form. In each case where a Letter of Transmittal or other document has been improperly executed or completed or, for any other reason, is not in proper form, or some other irregularity exists, you are authorized to endeavor to take such action as you consider appropriate to notify the tendering holder of Old Notes of such irregularity and as to the appropriate means of resolving the same. Determination of questions as to the proper completion or execution of the Letters of Transmittal, or as to the proper form for transfer of the Old Notes or as to any other irregularity in connection with the submission of Letters of Transmittal and/or Old Notes and other documents in connection with the Exchange Offer, shall be made by the officers of, or counsel for, the Company at their written instructions or oral direction confirmed by facsimile. Any determination made by the Company on such questions shall be final and binding.

4. It is understood that the Company reserves the right in its sole discretion to delay acceptance of the Old Notes, to extend or terminate the Exchange Offer and not to accept for exchange any outstanding Old Notes not theretofore accepted for exchange as contemplated by the Prospectus and Letter of Transmittal. At the written request of the Company or its counsel, Shearman & Sterling, the Principal Exchange Agent shall notify tendering holders of Old Notes in the event of any such termination and the Principal Exchange Agent will return all tendered Old Notes to the persons entitled thereto, at the request and expense of the Company or its counsel.

5. Tender of the Old Notes may be made only as set forth in the Letter of Transmittal. Notwithstanding the foregoing, tenders which the Company shall approve in writing as having been properly delivered shall be considered to be properly tendered. Letters of Transmittal and Notices of Guaranteed Delivery shall be recorded by the Principal Exchange Agent as to the date and time of receipt and shall be preserved and retained by you at the Company's expense for one year. New Notes are to be issued in exchange for Old Notes pursuant to the Exchange Offer only (i) against deposit with you prior to the Expiration Date or, in the case of a tender in accordance with the guaranteed delivery procedures outlined in Instruction 2 of the Letter of Transmittal, within three New York Stock Exchange trading days after the Expiration Date of the Exchange Offer, together with executed Letters of Transmittal and other documents required by the Exchange Offer or (ii) in the event that the holder of the Old Notes is a participant in the Depository Trust Company ("DTC") system, by the utilization of DTC's Automated Tender Offer Program ("ATOP") and any evidence required by the Exchange Offer.

    The Principal Exchange Agent is hereby directed to establish an account with respect to the Notes at The Depositary Trust Company (the "Book Entry Transfer Facility") within two days after the date hereof in accordance with SEC Regulation 240.17 Ad. Any financial institution that is a participant in the Book Entry Transfer Facility system may, until the Expiration Date, make book-entry delivery of the Old Notes by causing the Book Entry Facility to transfer such Old Notes into the Principal Exchange Agent's account in accordance with the procedure for such transfer established by the Book Entry Transfer Facility. In every case, however, a Letter of Transmittal (or a manually executed facsimile thereof), or an Agent's Message, properly completed and duly executed, with any required signature guarantees and any other required documents must be transmitted to and received by you prior to the Expiration Date or the guaranteed delivery procedures described in the Exchange Offer must be complied with.

6. Upon oral or written request of the Company (with written confirmation of any such oral request thereafter), the Principal Exchange Agent will transmit by telephone, and promptly thereafter confirm in writing to the Company's Investor Relations Officer, Santa Rosa 76, Piso 9, Santiago, Chile (56-2) 630-7000 or such other persons as the Company may reasonably request, the aggregate number and principal amount of Old Notes tendered to you and the number and principal amount of Old Notes properly tendered that day. In addition, the Principal Exchange Agent will also inform the aforementioned persons, upon oral request made from time to time (with written confirmation of such request thereafter) prior to the Expiration Date, of such information as they or any of them may reasonably request. Such cooperation shall include, without limitation, the granting by the Principal Exchange Agent to the Company and such person

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    as the Company may request of access to those persons on the Principal
    Exchange Agent's staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. The Principal Exchange Agent shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Notes tendered, the aggregate principal amount of Old Notes accepted and deliver said list to the Company.

7. The Principal Exchange Agent shall accept partial tenders of Old Notes where so indicated and as permitted by the terms of the Letter of Transmittal.

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify the Principal Exchange Agent (such notice, if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Notes properly tendered and the Principal Exchange Agent, on behalf of the Company, will cause to be exchanged such Old Notes for Exchange Notes and cause such Old Notes to be canceled. Delivery of Exchange Notes will be made on behalf of the Company by the Principal Exchange Agent at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of the corresponding series of Old Notes tendered promptly after notice (such notice if given orally, to be confirmed in writing) of acceptance of said Old Notes by the Company.

    The Principal Exchange Agent will hold all items which are deposited for tender with the Principal Exchange Agent after 5:00 p.m. New York City time, on the Expiration Date pending further instructions from an officer of the Company.

8. If any holder of Old Notes shall report to the Principal Exchange Agent that his or her failure to surrender Old Notes registered in his or her name is due to the loss or destruction of a certificate or certificates, the Principal Exchange Agent shall request such holder (i) to furnish to it an affidavit of loss and, if required by the Company, a bond of indemnity in an amount and evidenced by such certificate or certificates of a surety, as may be satisfactory to the Principal Exchange Agent and the Company, and
    (ii) to execute and deliver an agreement to indemnify the Company and the Principal Exchange Agent in such form as is acceptable to the Principal Exchange Agent and the Company. The obligees to be named in each such indemnity bond shall include the Company and the Principal Exchange Agent. The Principal Exchange Agent shall report to the Company the names of all holders of Old Notes who claim that their Old Notes have been lost or destroyed and the principal amount of such Old Notes.

9. As soon as practicable after the Expiration Date, the Principal Exchange Agent shall mail or deliver via the Book Entry Transfer Facility's applicable procedures, the New Notes that such holders of Old Notes may be entitled to receive and the Principal Exchange Agent shall arrange for cancellation of the Old Notes submitted to the Principal Exchange Agent or returned by DTC in connection with ATOP. Such Old Notes shall be forwarded for cancellation and retirement as the Principal Exchange Agent is instructed by the Company (or a representative designated by the Company) in writing.

10. For your services as an Exchange Agent hereunder, the Company shall pay you in accordance with the schedule of fees attached hereto as Exhibit C. The Company also will reimburse you for your reasonable out-of-pocket expenses (including, but not limited to, reasonable attorneys' fees not previously paid to you as set forth in Exhibit C) in connection with your services promptly after submission to the Company of itemized statements. [subject to HQI Transelec's review and confirmation].

11. You are not authorized to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other person or to engage or utilize any person to solicit tenders.

12. As an Exchange Agent hereunder you:

    (a) shall have no duties or obligations other than those specifically set forth herein or in the Exhibits attached hereto or as may be subsequently requested in writing of you by the Company and agreed to by you in writing with respect to the Exchange Offer;

    (b) will be regarded as making no representations and having no responsibilities as to the validity, accuracy, sufficiency, value or genuineness of any Old Notes deposited with you hereunder, any New Notes, or any Tender Documents or other documents prepared by the Company in connection with the Exchange Offer;

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    (c) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability unless you shall have been furnished with an indemnity reasonably satisfactory to you;

    (d) may rely on, and shall be fully protected and indemnified as provided in
       Section 12 hereof in acting upon, the written or oral instructions with respect to any matter relating to your acting as an Exchange Agent specifically covered by this Agreement or supplementing or qualifying any such action of any officer or agent of such other person or persons as may be designated or whom you reasonably believe have been designated by the Company;

    (e) may consult with counsel satisfactory to you, including counsel for the Company, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you in good faith and in accordance with such advice of such counsel;

    (f) shall not at any time advise any person as to the wisdom of the Exchange Offer or as to the market value or decline or appreciation in market value of any Old Notes or New Notes; and

    (g) shall not be liable for any action which you may do or refrain from doing in connection with this Agreement except for your gross negligence, willful misconduct or bad faith, provided however that in no way will your general duty to act in good faith be discharged by the foregoing.

13. The Company covenants and agrees to indemnify and hold harmless each of the Principal Exchange Agent and the Luxembourg Exchange Agent and each of their respective officers, directors, employees, agents and affiliates (collectively, the "Indemnified Parties" and each an "Indemnified Party") against any loss, liability or reasonable expense of any nature (including reasonable attorneys' and other fees and expenses) incurred in connection with the administration of the duties of the Indemnified Parties hereunder in accordance with this Agreement; provided, however, such Indemnified Party shall use its best effort to notify the Company by letter, or by cable, telex or telecopier confirmed by letter, of the written assertion of a claim against such Indemnified Party, or of any action commenced against such Indemnified Party, promptly after but in any event within 10 days of the date such Indemnified Party shall have received any such written assertion of a claim or shall have been served with a summons, or other legal process, giving information as to the nature and basis of the claim; provided, however, that failure to so notify the Company shall not relieve the Company of any liability which it may otherwise have hereunder except such liability that is a direct result of such Indemnified Party's failure to so notify the Company. The Company shall be entitled to participate at its own expense in the defense of any such claim or legal action and if the Company so elects or if the Indemnified Party in such notice to the Company so directs, the Company shall assume the defense of any suit brought to enforce any such claim. Notwithstanding anything to the contrary set forth herein, you shall be entitled to retain counsel of your choice in any suit and the Company shall pay the reasonable fees, expenses and disbursements of such counsel. You shall not enter into a settlement or other compromise with respect to any indemnified loss, liability or expense without the prior written consent of the Company, which shall not be unreasonably withheld or delayed if not adverse to the Company's interests.

14. This Agreement and your appointment as an Exchange Agent shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. No other person shall acquire or have any rights under or by virtue of this Agreement.

15. The parties hereto hereby irrevocably submit to the venue and jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in New York City in any action or proceeding arising out of or relating to this Agreement, and the parties hereby irrevocably agree that all claims in respect of such action or proceeding arising out of or relating to this Agreement, shall be heard and determined in such a New York State or federal court. The parties hereby consent to and grant to any such court jurisdiction over the persons of such parties and over the subject matter of any such dispute and agree that delivery or mailing of any process or other papers in the manner provided herein, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

16. This Agreement may not be modified, amended or supplemented without an express written agreement executed by the parties hereto. Any inconsistency between this Agreement and the Tender Documents, as they may from time to time be supplemented or amended, shall be resolved in favor of the Tender Documents, except with respect to the duties, liabilities and indemnification of you as an Exchange Agent.

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17. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

18. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

19. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 9 and 12 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Trustee any certificates for Old Notes or New Notes, funds or property then held by you as an Exchange Agent under this Agreement.

20. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if delivered or mailed first class certified or registered mail, postage prepaid, or telecopied as follows:

If to Company:                   HQI Transelec Chile S.A.
                                 Attention: Chief Financial Officer
                                 Santa Rosa 76
                                 Piso 9
                                 Santiago, Chile
                                 Telephone: (56-2)630-7000
                                 Telecopier: (56-2) 634-1069

and a copy to:                   Shearman & Sterling
                                 Attention: Antonia E. Stolper, Esq.
                                 599 Lexington Avenue
                                 New York, NY 10022
                                 Telephone: (212) 848-4000
                                 Telecopier: (212) 848-7179

If to the Principal Exchange     Bankers Trust Company
  Agent:                         c/o BT Services Tennessee, Inc.
                                 P.O. Box 292737
                                 Nashville, TN 37229-2737
                                 Attn.: Reorganization Unit
                                 Telephone: (615) 835-3572
                                 Telecopier: (615) 835-3701

and a copy to:                   Leboeuf, Lamb, Greene & MacRae, LLP
                                 Attention: Aimee M. Cummo, Esq.
                                 One Riverfront Plaza
                                 Newark, NJ 07102
                                 Telephone: (973) 643-8000
                                 Telecopier: (973) 643-6111

If to the Luxembourg Exchange    DEXIA Banque Internationale a
  Agent:                         Luxembourg S.A.
                                 Attention: Transactional Execution Group
                                 2 Boulevard Royal
                                 L-2953 Luxembourg
                                 Telephone: (3-52) 4590-0001
                                 Telecopier: (3-52) 4590-4227

    or such other address or telecopy number as any of the above may have furnished to the other parties in writing for such purposes.

21. This Letter Agreement and all of the obligations hereunder shall be assumed by any and all successors and assigns of the Company.

                                          [SIGNATURE PAGE TO FOLLOW]

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    If the foregoing is in accordance with your understanding, would you please indicate your agreement by signing and returning the enclosed copy of this Agreement to the Company.

                                          Very truly yours,

                                                       HQI TRANSELEC CHILE S.A.

                                                       By:
                                                            ----------------------------------------------
                                                            Name: Real Paul--Hus
                                                            Title: Chief Financial Officer

Agreed to this 25th day of July, 2001

BANKERS TRUST COMPANY,
as Principal Exchange Agent

By:  ---------------------------------------
     Name:
     Title:

DEXIA BANQUE INTERNATIONALE A LUXEMBOURG, as Luxembourg Exchange Agent

By:  ---------------------------------------
     Name:
     Title:

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                                   EXHIBIT C
                                SCHEDULE OF FEES

I.   PRINCIPAL EXCHANGE AGENT ACCEPTANCE FEES:                      $5,000

     LUXEMBOURG EXCHANGE AGENT ACCEPTANCE FEES:                     $2,000

    Covers review of the Exchange Agent Agreement, the Prospectus, the Letter of Transmittal and other related documentation; establishment of accounts and systems link with depositories; operational and administrative charges and time spent in connection with the review, receipt and processing of Letters of Transmittal, and Agent's Messages.

    NOTE: The fees set forth in this schedule are subject to review of documentation. The fees are also subject to change should circumstances warrant. Out-of-pocket expenses and disbursements, including counsel fees, incurred in the performance of our duties will be added to the billed fees. Fees for any services not covered in this or related schedules will be based upon our appraisal of the services rendered.

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